Exhibit 99.1

Cano Petroleum Announces the Initiation of Strategic Alternatives Review

•                  Process to Assess Strategic Options

•                  Evaluating Financial Advisors

•                  Announces Termination of Previous Merger Agreement

FORT WORTH, Texas—(BUSINESS WIRE)—Cano Petroleum, Inc. (NYSE Amex: CFW) today announces the initiation of a strategic alternatives process designed to achieve the best available values for Cano’s shareholders.

Cano further announces that it is evaluating financial advisors to assist the company in structuring and executing the strategic review process.  In conjunction with this new endeavor, Cano has terminated the previously disclosed merger agreement with Resaca.

Cano’s Chairman and CEO, Jeff Johnson, stated “We are all disappointed that the merger with Resaca was not concluded.  That said, during its pendency throughout the past year, we believe there has been a strengthening of both the equity and credit markets.  That, coupled with firming commodity prices has presented an opportunity to seek the best value for our shareholders.”

About Cano

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the NYSE Amex under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.